EXHIBIT 31.1
CERTIFICATIONS
I, David M. Brandi, certify that:
1.	I have reviewed this report on Form 10-K and all reports on Form 10-D to be filed in respect of the period covered by this report on Form 10-K of Ford Credit Auto Owner Trust 2008-A (“Exchange Act periodic reports”);

2.	Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this report;

3.	Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act period reports;

4.	I am responsible for reviewing the activities performed by the servicer and based on my knowledge and the compliance review conducted in preparing the servicer compliance statement required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicer has fulfilled its obligations under the servicing agreement in all material respects; and

5.	All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.
     In giving the certifications above, I have reasonably relied on the information provided to me by The Bank of New York Mellon (formerly The Bank of New York), as indenture trustee of the issuing entity, and U.S. Bank Trust National Association, as owner trustee of the issuing entity.
Dated March 26, 2009

/s/ David M. Brandi
David M. Brandi
Vice President and Assistant Treasurer Ford Motor Credit Company LLC, as Servicer (senior officer in charge of servicing function)

APPENDIX A
Shared Servicing Criteria

Performed by
Vendor(s) for which
		Performed Directly	Ford Credit is the	Performed by Indenture
Reference	Criteria	by Ford Credit	Responsible Party	Trustee
1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements	Paying to indenture trustee		Depositing to custodial bank accounts

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel	Paying to indenture trustee		Disbursing to investors

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements	Providing indenture trustee instructions for opening accounts for the transaction		Establishing and maintaining accounts for the transaction

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements	Providing indenture trustee instructions for making investor distributions		Remitting to investors

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements	Preparing investor reports		Reconciling remittances to investors

Performed by
Vendor(s) for which
		Performed Directly	Ford Credit is the	Performed by
Reference	Criteria	by Ford Credit	Responsible Party	Indenture Trustee
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool assets	Maintaining security on financed vehicles and obtaining retail installment sale contracts from dealers	Maintaining possession of retail installment sale contracts for lien perfection Reviewing financed vehicle titles for lien notation

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	Safeguarding of vehicle titles and documents related to retail installment sale contracts	Safeguarding of retail installment sale contracts

1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the applicable servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents	Posting all payments on pool assets to Ford Credit’s obligor records within two business days after receipt	Transferring of obligor payments received at lockbox to Ford Credit

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents	Making most extensions, due date changes and related changes to obligor’s pool asset	Handling some extensions and due date changes

Performed by
Vendor(s) for which
		Performed Directly	Ford Credit is the	Performed by
Reference	Criteria	by Ford Credit	Responsible Party	Indenture Trustee
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu or foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Approving and processing all customer requests for re-writes and transfers of equity to obligor’s pool asset	Researching customer eligibility for some re-writes and transfers of equity on certain categories of obligor’s pool asset

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Performing collection efforts on most delinquent pool assets	Performing some early stage collection efforts on certain categories of delinquent pool assets

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